Exhibit 21.1

Subsidiary	Jurisdiction of Incorporation	Ownership

Advanced Fabricating Technology, LLC	Delaware	100%

A.M. Castle & Co. (Canada) Inc.	Ontario	100%

A.M. Castle & Co. (Singapore) Pte. Ltd.	Singapore	100%

A.M. Castle Metal Materials (Shanghai) Co., Ltd.	Peoples Republic of China	100%

A.M. Castle Metals UK Limited	United Kingdom	100%

Castle Metals de Mexicali, S.A. de C.V.	Mexico	100%

Castle Metals de Mexico, S.A. de C.V.	Mexico	100%

Castle Metals France	France	100%

Castle Metals UK Limited	United Kingdom	100%

Depot Metal LLC*	Delaware	50%

E.Harding & Sons Limited	United Kingdom	100%

HY-Alloy Steels Company	Delaware	100%

Keystone Service, Inc.	Indiana	100%

Keystone Tube Company, LLC	Delaware	100%

K.K.S. (Stainless Steel) Co. Limited	United Kingdom	100%

LOKS Plasma Services Limited	United Kingdom	100%

Paramont Machine Company, LLC	Delaware	100%

Tiernay Metals Limited	United Kingdom	100%

Total Plastics, Inc.	Michigan	100%

Transtar Metals Limited**	United Kingdom	100%

*	Owns 100% of Kreher Steel Company, LLC
**	Entity in liquidation

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